Press Release

February 13, 2023
Otter Tail Corporation Announces Fourth Quarter Earnings, Record Annual Earnings, Increases Quarterly Dividend and Announces 2023 Earnings Guidance
FERGUS FALLS, Minnesota - Otter Tail Corporation (Nasdaq: OTTR) today announced financial results for the quarter and year ended December 31, 2022.
2022 SUMMARY

(in millions, except per share amounts)	Q4 2022	Q4 2021	2022	2021
Operating Revenues	$301.4	$333.2	$1,460.2	$1,196.8
Net Income	$42.0	$51.6	$284.2	$176.8
Diluted Earnings Per Share	$1.00	$1.23	$6.78	$4.23
Compared to the year ended December 31, 2021:
•Consolidated operating revenues increased 22% to $1.5 billion.
•Consolidated net income increased 61% to $284.2 million.
•Diluted earnings per share increased 60% to $6.78 per share.
•The corporation achieved a consolidated return on equity of 25.6% on an equity ratio of 59.4%.
The corporation’s board of directors increased the quarterly common stock dividend to $0.4375 per share, an indicated annual dividend rate of $1.75 per share in 2023, a 6.1% increase from $1.65 per share in 2022.
CEO OVERVIEW
“Otter Tail Corporation, through the collective efforts of our employees and the strength of our diversified business model, achieved record annual financial results in 2022,” said President and CEO Chuck MacFarlane. “Each operating segment produced double digit annual earnings growth in 2022. Our Plastics segment completed another extraordinary year, producing $195 million of earnings in 2022, as operating margins benefited from elevated spreads of PVC pipe sale prices over resin input costs. Although our Plastics segment had an extraordinary year, demand for PVC pipe sharply declined in the second half of 2022 as contractors delayed projects due to supply chain issues, the housing market outlook continued to soften, and resin price reductions contributed to pipe distributors and contractors reducing PVC pipe purchases in an effort to manage their inventory levels.
“Electric segment earnings increased 10% compared to 2021, driven by increased commercial and industrial sales volumes, increasing rate base and favorable weather conditions. Otter Tail Power accomplished its key regulatory objectives in 2022, including a successful general rate case outcome in Minnesota and all regulatory approvals necessary to complete the Ashtabula III wind farm acquisition in early 2023. Our Manufacturing segment produced earnings growth of 22% compared to 2021, driven by increased sales volumes from strong customer demand across most end markets.
“Looking forward, our long-term focus remains on executing our strategy to grow our business and achieving operational, commercial and talent excellence to strengthen our position in the markets we serve. Our Electric segment anticipates approximately $1 billion in capital expenditures over the next 5 years, which results in a compounded annual growth rate in rate base of 6.4% from the end of 2022 to the end of 2027. We remain confident in our ability to achieve a compounded annual growth rate in earnings per share in the range of 5% to 7% using 2024 as the base year.
“We are initiating our 2023 earnings per share guidance range of $3.76 to $4.06. We anticipate Plastics segment earnings to recede from its record level in 2022 as we expect industry conditions will normalize throughout the year. We continue to expect an earnings mix of approximately 65% from our Electric segment and 35% from our manufacturing platform beginning in 2024.”
FOURTH QUARTER HIGHLIGHTS AND UPDATES
•Otter Tail Power completed the purchase of the Ashtabula III wind farm, located in eastern North Dakota, on January 3, 2023. We have purchased wind-generated electricity from Ashtabula III since 2013 through a power purchase agreement, but owning the facility is part of our least-cost plan to meet our customers’ energy needs. The purchase added 62.4 megawatts of nameplate capacity to our owned generation assets.
•The Minnesota Public Utility Commission approved Otter Tail Power’s requested changes to the procedural schedule of our previously filed Integrated Resource Plan. This will allow us to update our plan in consideration of several recent developments, including MISO’s new seasonal resource adequacy construct, MISO’s proposal to significantly increase winter and spring planning reserve margins requirements, and enactment of the Inflation Reduction Act. We plan to file an updated resource plan in March 2023.

CASH FLOWS AND LIQUIDITY
Our consolidated cash provided by operating activities was $389.3 million in 2022 compared to $231.2 million in 2021, with the increase primarily due to a $95.9 million increase in net income and a lower level of working capital needs compared to the previous year. Investing activities included capital expenditures of $171.1 million in 2022, primarily related to capital investments within our Electric segment, including our Hoot Lake Solar project. Financing activities in 2022 included the issuance of $90.0 million of long-term debt and the maturity and repayment of $30.0 million of debt at Otter Tail Power, net repayments of short-term borrowings of $83.0 million and dividend payments of $68.8 million.
As of December 31, 2022, we had $322.2 million of available liquidity under our credit facilities and $119.0 million of available cash and cash equivalents, for total available liquidity of $441.2 million.
ANNUAL SEGMENT OPERATING RESULTS
Electric Segment

($ in thousands)	2022	2021	$ Change	% Change

Operating Revenues	$549,699	$480,321	$69,378	14.4%
Net Income	79,974	72,458	7,516	10.4

Retail MWh Sales	5,592,368	4,789,879	802,489	16.8%
Heating Degree Days	7,122	5,794	1,328	22.9
Cooling Degree Days	531	704	(173)	(24.6)

The following table shows heating and cooling degree days as a percent of normal.

	2022	2021

Heating Degree Days	112.5%	91.3%
Cooling Degree Days	113.5%	151.7%

The following table summarizes the estimated effect on diluted earnings per share of the difference in retail kilowatt-hour (kwh) sales under actual weather conditions and expected retail kwh sales under normal weather conditions in 2022 and 2021.

	2022 vs Normal	2022 vs 2021	2021 vs Normal

Effect on Diluted Earnings Per Share	$0.11	$0.10	$0.01

Operating Revenues increased $69.4 million primarily due to increased fuel recovery revenues and higher sales volumes. The increase in fuel recovery revenues was the result of higher purchased power and production fuel costs arising from increased natural gas and market energy costs, as well as higher purchased power volumes arising from plant outages at both Coyote Station and Big Stone Plant during the year. Sales volumes increased compared to the previous year as a result of increased demand from commercial and industrial customers, including a new commercial customer load in North Dakota. Operating revenues also benefited from the impact of favorable weather conditions.
Net Income increased $7.5 million primarily due to the increased operating revenues driven by higher sales volumes and impacts of favorable weather described above, partially offset by increased operating and maintenance expenses. Increased operating and maintenance expenses included increases in maintenance and other costs related to the outages at Coyote Station and Big Stone Plant, increases in labor and employee benefit costs, higher transmission tariff expenses, and increased travel and other expenses.
Manufacturing Segment

(in thousands)	2022	2021	$ Change	% Change

Operating Revenues	$397,983	$336,294	$61,689	18.3%
Net Income	20,950	17,186	3,764	21.9

Operating Revenues increased $61.7 million primarily due to a combination of increased sales volumes and increased material costs at BTD Manufacturing, our contract metal fabricator. Sales volumes increased 12% compared to the previous year due to strong customer and end market demand. Material costs, which are passed through to customers, increased 8%, as steel prices increased from the previous year. Steel prices increased drastically in 2021, peaking in the fourth quarter, and remained elevated compared to historical levels throughout most of 2022. Increases in sales volumes and prices were partially offset by a $2.5 million decrease in scrap revenues due to a decrease in both scrap metal prices and scrap volumes. Increases in sales prices and volumes at T.O. Plastics, our plastics thermoforming manufacturer, due to continued strong customer demand, also contributed to the segment increase in operating revenues.
Net Income increased $3.8 million due to increased operating revenues, as described above, and favorable cost absorption at T.O. Plastics, partially offset by higher labor, material, and overhead costs.

Plastics Segment

(in thousands)	2022	2021	$ Change	% Change

Operating Revenues	$512,527	$380,229	$132,298	34.8%
Net Income	195,374	97,823	97,551	99.7

Operating Revenues increased $132.3 million primarily due to a 66% increase in the price per pound of PVC pipe sold, as sales prices remained high and continued to increase in 2022, due to a continuation of extraordinary market conditions first experienced in the previous year. Sales volumes decreased 19% due to raw material constraints in the first half of 2022 and softening customer demand during the second half of 2022 driven by contractors delaying projects due to supply chain issues, softening housing market outlook, and customers reducing purchases of PVC pipe in order to use up existing on hand inventory.
Net Income increased $97.6 million due to the increased operating revenues described above, and an increase in gross profit margins, as the increase in sales prices exceeded the increased cost of PVC resin and other input materials.
Corporate Costs

(in thousands)	2022	2021	$ Change	% Change

Net Loss	$12,114	$10,698	$1,416	13.2%
Net Loss at our corporate cost center increased $1.4 million due to increased operating expenses including external service provider costs and employee compensation costs. Investment losses related to our corporate-owned life insurance policies and the investments of our captive insurance entity also contributed to our increased net loss. The increased expenses and investment losses were partially offset by a decrease in interest expense due to lower average borrowings on our corporate credit facility.
FOURTH QUARTER OPERATING RESULTS
Consolidated Results

(in thousands, except per share amounts)	2022	2021	$ Change	% Change
Operating Revenues	$301,409	$333,233	$(31,824)	(9.6)%
Operating Expenses	246,468	262,074	(15,606)	(6.0)
Operating Income	54,941	71,159	(16,218)	(22.8)
Other Expense	5,728	8,871	(3,143)	(35.4)
Income Before Income Taxes	49,213	62,288	(13,075)	(21.0)
Income Tax Expense	7,208	10,671	(3,463)	(32.5)
Net Income	$42,005	$51,617	$(9,612)	(18.6)
Diluted Earnings Per Share	$1.00	$1.23	$(0.23)	(18.7)%
Electric Segment
Electric segment net income was $17.0 million, a $0.1 million increase from the fourth quarter of 2021, due to an 11% increase in operating revenues, which was largely offset by an increase in operating and maintenance expenses and the impacts of non-operating income and expense. The increase in operating revenues was due to increased retail, transmission, and wholesale revenues. Retail revenues increased due to increased fuel recovery revenues, higher sales volumes, and the impacts of favorable weather. The increase in fuel recovery revenues was the result of higher market energy costs and higher purchased power volumes arising from an outage at Big Stone Plant. Sales volumes increased compared to the previous year as a result of increased demand from commercial and industrial customers, as discussed above. Transmission revenues increased primarily due to increased transmission volumes and formula rate adjustments. Wholesale revenues increased due to higher energy market prices compared to the same period last year.
Increased operating and maintenance expenses included increases in maintenance and other costs related to an outage at Big Stone Plant, increased labor and employee benefit costs, and higher transmission tariff expenses.
Manufacturing Segment
Manufacturing segment net income was $3.1 million, a $1.2 million increase from the fourth quarter of 2021. Sales volumes at BTD in the fourth quarter of 2022 increased 24% over the same period last year due to strong customer demand. This increase was partially offset by a $1.6 million decrease in scrap revenues, driven by lower scrap metal prices and lower scrap volumes. Increased sales volumes and sales prices resulted in increased profit margins at T.O. Plastics, contributing to increased segment earnings.
Plastics Segment
Plastics segment net income was $24.6 million, a $13.1 million decrease from the fourth quarter of 2021, primarily due to a 57% decrease in sales volumes as customer demand for PVC pipe was lower as customers continued to work through high priced inventories during the quarter to better manage their inventory levels. The decrease in sales volumes was partially offset by increased sales prices and profit margins, as the average PVC pipe sales prices increased 29% from the fourth quarter of 2021.

Corporate Costs
Corporate net loss was $2.7 million, a $2.2 million decrease from the fourth quarter of 2021, primarily due to lower health care costs related to our self-funded health insurance program, as well as gains on our corporate-owned life insurance policy investments and the favorable impact of death benefit proceeds from our corporate-owned life insurance.
2023 BUSINESS OUTLOOK
We anticipate 2023 diluted earnings per share to be in the range of $3.76 to $4.06. We expect our earnings mix in 2023 to be approximately 51% from our Electric segment and 49% from our Manufacturing and Plastics segments, net of corporate costs. This anticipated mix deviates from our long-term expected earnings mix of approximately 65%/35% as we expect Plastics segment earnings in 2023 to remain elevated relative to our expectations of ongoing, normalized earnings of this segment.
The segment components of our 2023 diluted earnings per share compared with actual earnings for 2022 are as follows:

	2022 EPS by Segment	2023 EPS Guidance
		Low	High

Electric	$1.91	$2.00	$2.04
Manufacturing	0.50	0.43	0.47
Plastics	4.66	1.57	1.76
Corporate	(0.29)	(0.24)	(0.21)
Total	$6.78	$3.76	$4.06
Return on Equity	25.6%	12.7%	13.6%
The following items contribute to our 2023 earnings guidance:
Electric Segment - We expect segment earnings to increase 6% over 2022 based on the following key assumptions:
•Normal weather conditions for 2023
•Returns generated from an increase in rate base, as our average rate base in 2022 increased 3.1%, to $1.6 billion, compared to the prior year, and increased sales volumes from commercial and industrial customers.
•Lower operating and maintenance expenses, primarily from an absence of planned plant outages in 2023 and lower pension costs due to updated actuarial assumptions, including an increase in the discount rate from 3.03% in 2022 to 5.51% in 2023 and an increase in the assumed long-term rate of return on plan assets from 6.30% in 2022 to 7.00% in 2023. These cost reductions are partially offset by increased compensation and benefit costs, operating costs associated with Ashtabula III and Hoot Lake Solar, and other anticipated inflationary cost pressures.
•Lower expected contribution to the Otter Tail Power Company Foundation in 2023.
•Increased interest expense from increased borrowings on our credit facility and higher shorter-term borrowing costs.
Manufacturing Segment - We expect segment earnings to decline 10% from 2022 given overall concerns about a slowing manufacturing sector given the continued decline in overall industrial production as our customers continue to experience slower demand for products. Our guidance is also based on the following key assumptions:
•Parts sales revenues are expected to decline in 2023 driven by year over year steel price declines. Partially offsetting this decline is expected volume growth in Agriculture and Power Generation end markets.
•Decreased scrap metal revenues at BTD resulting from anticipated lower scrap metal prices in 2023.
•Inflationary cost pressures and unfavorable manufacturing cost absorption putting downward pressure on operating margins.
•Earnings at T.O. Plastics are expected to be flat year-over-year as increased operating revenues, driven by customer demand and product price realization, are offset by increased costs in the business.
•Backlog for the manufacturing companies as of December 31, 2022 was approximately $388.1 million, compared with $390.5 million one year ago.
Plastics Segment - We expect segment earnings to recede from the record level in 2022 based on the following key assumptions:
•Anticipated margin compression as industry supply and demand dynamics begin to normalize leading to reduced product sales prices.
•Lower sales volumes, especially in the first half of 2023, as distributors and contractors continue to manage purchase volumes and consume current inventories given the ongoing dynamics within the industry.

Corporate Costs - We anticipate corporate costs will be lower in 2023 primarily based on the following:
•Increase in earnings generated on our cash and cash equivalents.
•Lower anticipated investment losses on our corporate investments.
•Lower expected charitable contribution to our Foundation.
•Lower expected claims in our self-insured health plan.
•Lower incentive compensation costs
•These items are partially offset by inflationary increases in salary and benefit costs, other corporate operating expense items as well as no expectations of receiving any death benefit proceeds on corporate owned life insurance.
CAPITAL EXPENDITURES
The following provides a summary of actual capital expenditures for the year ended December 31, 2022, and anticipated capital expenditures for the next five years, along with average rate base and annual rate base growth of our Electric segment:

(in millions)	2022	2023	2024	2025	2026	2027	Total 2023 - 2027

Electric Segment:
Renewables and Natural Gas Generation		$88	$119	$88	$79	$10	$384
Technology and Infrastructure		33	30	6	5	1	75
Distribution Plant Replacements		33	37	38	38	43	189
Transmission (includes replacements)		34	36	46	87	78	281
Other		26	25	30	25	22	128
Total Electric Segment	$148	$214	$247	$208	$234	$154	$1,057
Manufacturing and Plastics Segments	23	48	53	29	25	24	179
Total Capital Expenditures	$171	$262	$300	$237	$259	$178	$1,236

Total Electric Utility Average Rate Base	$1,624	$1,750	$1,850	$1,990	$2,110	$2,210
Annual Rate Base Growth	3.1%	7.8%	5.7%	7.6%	6.0%	4.7%
Our capital expenditure plan for the next five years includes Electric segment investments in wind and solar resources, transmission and distribution assets, and investments in system reliability and technology. Our Electric segment capital plan produces a compounded annual growth rate in average rate base of 6.4% over the next five years and will serve as a key driver in increasing Electric segment earnings over this timeframe. Our capital expenditure plan in our Manufacturing and Plastics segments includes investments to bring additional capacity to our operations, providing an opportunity for organic growth within these segments.
CONFERENCE CALL AND WEBCAST
The corporation will host a live webcast on Tuesday, February 14, 2023, at 10:00 a.m. CDT to discuss its financial and operating performance.
The presentation will be posted on our website before the webcast. To access the live webcast, go to www.ottertail.com/presentations and select “Webcast.” Please allow time prior to the call to visit the site and download any software needed to listen in. An archived copy of the webcast will be available on our website shortly after the call.
If you are interested in asking a question during the live webcast, visit and follow the link provided in the press release announcing the upcoming conference call.
FORWARD-LOOKING STATEMENTS
Except for historical information contained here, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “future,” “goal,” “intend,” “likely,” “may,” “outlook,” “plan,” “possible,” “potential,” “predict,” “probable,” “projected,” “should,” “target,” “will,” “would” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of management. Forward-looking statements made herein, which include statements regarding 2023 earnings and earnings per share, long-term earnings, earnings per share growth and earnings mix, anticipated levels of energy generation from renewable resources, anticipated reductions in carbon dioxide emissions, future investments and capital expenditures, rate base levels and rate base growth, future raw materials costs, future raw materials availability and supply constraints, future operating revenues and operating results, and expectations regarding regulatory proceedings, as well as other assumptions and statements, involve known and unknown risks and uncertainties that may cause our actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, risks associated with energy markets, the availability and pricing of resource materials, inflationary cost pressures, attracting and maintaining a qualified and stable workforce, changing macroeconomic and industry conditions, long-term investment risk, seasonal weather patterns and extreme weather events, counterparty credit risk, future business volumes with key customers, reductions in our credit ratings, our ability to access capital markets on favorable terms, assumptions and costs relating to funding our employee benefit plans, our subsidiaries’ ability to make dividend payments, cyber security threats or data breaches, the impact of government legislation and regulation including foreign trade policy and environmental, health and safety laws and regulations, the impact of climate change including compliance with legislative and regulatory changes to address climate change, and operational and economic risks associated with our electric generating and manufacturing facilities. These and other risks are more fully described in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information.
Category: Earnings
About the Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.
Media Contact:    Stephanie Hoff, Director of Corporate Communications, (218) 739-8535
Investor Contact:    Tyler Nelson, Vice President of Accounting, (701) 451-3576
# # #

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Quarter Ended December 31,		Year Ended December 31,
(in thousands, except per-share amounts)	2022	2021	2022	2021

Operating Revenues
Electric	$145,587	$131,692	$549,699	$480,321
Product Sales	155,822	201,541	910,510	716,523
Total Operating Revenues	301,409	333,233	1,460,209	1,196,844
Operating Expenses
Electric Production Fuel	10,572	14,751	65,110	59,327
Electric Purchased Power	35,677	25,136	100,281	65,409
Electric Operating and Maintenance Expense	54,917	45,054	181,378	159,669
Cost of Products Sold (excluding depreciation)	99,358	129,603	542,944	488,370
Other Nonelectric Expenses	18,738	19,808	69,718	65,394
Depreciation and Amortization	22,768	23,249	92,597	91,358
Electric Property Taxes	4,438	4,473	17,742	17,609
Total Operating Expenses	246,468	262,074	1,069,770	947,136
Operating Income	54,941	71,159	390,439	249,708
Other Income and Expense
Interest Charges	8,818	9,169	36,016	37,771
Nonservice Cost Components of Postretirement Benefits	(250)	505	(1,075)	2,016
Other Income (Expense), net	2,840	803	2,037	2,900
Income Before Income Taxes	49,213	62,288	357,535	212,821
Income Tax Expense	7,208	10,671	73,351	36,052
Net Income	$42,005	$51,617	$284,184	$176,769

Weighted-Average Common Shares Outstanding:
Basic	41,600	41,504	41,586	41,491
Diluted	41,932	41,894	41,931	41,818
Earnings Per Share:
Basic	$1.01	$1.24	$6.83	$4.26
Diluted	$1.00	$1.23	$6.78	$4.23

OTTER TAIL CORPORATION
CONSOLIDATED BALANCE SHEETS (unaudited)

	December 31,
(in thousands)	2022	2021

Assets
Current Assets
Cash and Cash Equivalents	$118,996	$1,537
Receivables, net of allowance for credit losses	144,393	174,953
Inventories	145,952	148,490
Regulatory Assets	24,999	27,342
Other Current Assets	18,412	17,032
Total Current Assets	452,752	369,354
Noncurrent Assets
Investments	54,845	56,690
Property, Plant and Equipment, net of accumulated depreciation	2,212,717	2,124,605
Regulatory Assets	94,655	125,508
Intangible Assets, net of accumulated amortization	7,943	9,044
Goodwill	37,572	37,572
Other Noncurrent Assets	41,177	32,057
Total Noncurrent Assets	2,448,909	2,385,476
Total Assets	$2,901,661	$2,754,830

Liabilities and Shareholders' Equity
Current Liabilities
Short-Term Debt	$8,204	$91,163
Current Maturities of Long-Term Debt	—	29,983
Accounts Payable	104,400	135,089
Accrued Salaries and Wages	32,327	31,704
Accrued Taxes	19,340	19,245
Regulatory Liabilities	17,300	24,844
Other Current Liabilities	56,065	55,671
Total Current Liabilities	237,636	387,699
Noncurrent Liabilities and Deferred Credits
Pensions Benefit Liability	33,210	73,973
Other Postretirement Benefits Liability	46,977	66,481
Regulatory Liabilities	244,497	234,430
Deferred Income Taxes	221,302	188,268
Deferred Tax Credits	15,916	16,661
Other Noncurrent Liabilities	60,985	62,527
Total Noncurrent Liabilities and Deferred Credits	622,887	642,340
Commitments and Contingencies
Capitalization
Long-Term Debt, net of current maturities	823,821	734,014
Shareholders’ Equity
Common Shares	208,156	207,758
Additional Paid-In Capital	423,034	419,760
Retained Earnings	585,212	369,783
Accumulated Other Comprehensive Income (Loss)	915	(6,524)
Total Shareholders' Equity	1,217,317	990,777
Total Capitalization	2,041,138	1,724,791
Total Liabilities and Shareholders' Equity	$2,901,661	$2,754,830

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Year Ended December 31,
(in thousands)	2022	2021

Operating Activities
Net Income	$284,184	$176,769
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	92,597	91,358
Deferred Tax Credits	(745)	(744)
Deferred Income Taxes	32,424	28,896
Discretionary Contribution to Pension Plan	(20,000)	(10,000)
Allowance for Equity Funds Used During Construction	(1,690)	(822)
Stock Compensation Expense	6,814	6,908
Other, net	3,513	(3,035)
Change in Operating Assets and Liabilities:
Receivables	30,560	(60,994)
Inventories	5,339	(54,313)
Regulatory Assets	(2,464)	(4,803)
Other Assets	(368)	(14,146)
Accounts Payable	(29,763)	38,734
Accrued and Other Liabilities	(5,490)	28,386
Regulatory Liabilities	(6,846)	1,948
Pension and Other Postretirement Benefits	1,244	7,101
Net Cash Provided by Operating Activities	389,309	231,243
Investing Activities
Capital Expenditures	(171,134)	(171,829)
Proceeds from Disposal of Noncurrent Assets	4,346	9,702
Purchases of Investments and Other Assets	(8,283)	(9,383)
Net Cash Used in Investing Activities	(175,071)	(171,510)
Financing Activities
Net Borrowings (Repayments) on Short-Term Debt	(82,959)	10,166
Proceeds from Issuance of Common Stock	—	696
Proceeds from Issuance of Long-Term Debt	90,000	140,000
Payments for Retirement of Long-Term Debt	(30,000)	(140,169)
Dividends Paid	(68,755)	(64,864)
Payments for Shares Withheld for Employee Tax Obligations	(2,942)	(1,507)
Other, net	(2,123)	(3,681)
Net Cash Used in Financing Activities	(96,779)	(59,359)
Net Change in Cash and Cash Equivalents	117,459	374
Cash and Cash Equivalents at Beginning of Period	1,537	1,163
Cash and Cash Equivalents at End of Period	$118,996	$1,537

OTTER TAIL CORPORATION
SEGMENT RESULTS (unaudited)

	Quarter Ended December 31,		Year Ended December 31,
(in thousands)	2022	2021	2022	2021

Operating Revenues
Electric	$145,587	$131,692	$549,699	$480,321
Manufacturing	91,062	86,209	397,983	336,294
Plastics	64,760	115,332	512,527	380,229
Total Operating Revenues	$301,409	$333,233	$1,460,209	$1,196,844

Operating Income (Loss)
Electric	$22,374	$24,270	$113,138	$106,964
Manufacturing	4,047	2,716	29,065	24,114
Plastics	33,355	51,097	264,578	132,760
Corporate	(4,835)	(6,924)	(16,342)	(14,130)
Total Operating Income	$54,941	$71,159	$390,439	$249,708

Net Income (Loss)
Electric	$17,036	$16,911	$79,974	$72,458
Manufacturing	3,092	1,896	20,950	17,186
Plastics	24,586	37,721	195,374	97,823
Corporate	(2,709)	(4,911)	(12,114)	(10,698)
Total Net Income	$42,005	$51,617	$284,184	$176,769